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                                                                      Exhibit 13

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Accumulation unit values" and "Independent Auditors" in the Post-Effective Amendment No. 50 to the Registration Statement (Form N-3 No. 2-26342) and related Prospectus and Statement of Additional Information appearing therein and pertaining to the Lincoln National Variable Annuity Fund A (Individual) and to the use therein of our reports dated (a) February 2, 2001, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) February 12, 2001, with respect to the financial statements of Lincoln National Variable Annuity Fund A.


                                          /s/ Ernst & Young LLP

Fort Wayne, Indiana
April 16, 2001